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                                                                     Exhibit 2.1

                          AGREEMENT FOR SALE OF SHARES
                          ----------------------------





               Agreement made as of the 3rd day of December, 1998,


                                     AMONG:


                     COMPUTER NETWORK TECHNOLOGY CORPORATION
                    a Minnesota corporation (the "Purchaser")

                                 - AND EACH OF -

                                 SCOTT G. OPITZ,
           an individual residing in the Commonwealth of Pennsylvania

                                     - AND -

                               ALEKSANDR A. ELKIN,
           an individual residing in the Commonwealth of Massachusetts

         (individually each a "Seller" and collectively, the "Sellers")




         WHEREAS the Sellers are now and at the Time of Closing will be the legal and beneficial owners of all of the issued and outstanding shares of capital stock of IntelliFrame Corporation, a Pennsylvania corporation (the "Corporation"); and

         WHEREAS the Sellers are desirous of selling and the Purchaser is desirous of purchasing all of the issued and outstanding shares of capital stock of the Corporation;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:
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                                    ARTICLE 1
                                 INTERPRETATION

1.1      Defined Terms

         (a) Where used herein or in any amendments hereto, the following terms shall have the following meanings respectively:

         "Annual Financial Statements" means the unaudited financial statements of the Corporation prepared internally by the Corporation, including the balance sheet as at the end of the Corporation's fiscal year ended June 30, 1998, and a statement of profit and loss for the fiscal year then ended and any notes thereto, a copy of which is attached hereto as a part of Schedule A;

         "Business" means the business of the Corporation including the development, design, maintenance and provision of consulting services with respect to re-engineering software products.

         "Closing Date" means the 3rd day of December, 1998 or such other date as may be mutually agreed between the parties hereto;

         "CPR" shall have the meaning given to such term in Section 12.1(b) hereof;

         "Code" shall have the meaning given to such term in Section 3.1(u) hereof;

         "Contingent Worker" shall have the meaning given to such term in
         Section 3.1(u) hereof;

         "Continuation Coverage" shall have the meaning given to such term in
         Section 3.1(u) hereof;

         "Contracts" means all agreements, whether oral or written, to which the Corporation is a party which agreements include, but are not necessarily limited to any and all: OEM agreements, employment agreements, consulting agreements, loan agreements, leases, agreements granting or pertaining to mortgages or security interests, guarantees, agreements with customers or suppliers or distributors, agreements containing noncompetition or confidentiality provisions, government grant agreements, insurance policies, derivative contracts and agreements not terminable by the Corporation on thirty (30) days notice without permission or penalty;

         "Corporation" means IntelliFrame Corporation, a Pennsylvania corporation;

         "Corporation Plans" shall have the meaning given to such term in
         Section 3.1(u) hereof;

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

         "Deliverable Agreement" means that certain Software Development Agreement dated July 29, 1998, as the same may have been amended from time to time, between the Corporation and the Purchaser;

         "Development Employees and Agents" shall have the meaning given to such term in Section 3.1(v) hereof;

         "Employment Agreement" shall have the meaning given to such term in
         Section 4.1(f) hereof;

         "ERISA" shall have the meaning given to such term in Section 3.1(u) hereof;

         "Financial Statements" means the Annual Financial Statements and the Month Financial Statements, copies of which are each attached hereto as a part of Schedule A;

         "Intellectual Property" means all rights with respect to internet domain names, patents, patent applications, patent licenses, trademarks, trademark licenses, trade names, trademark applications, brand names, labels, copyrights, copyright registrations, applications and licenses, service marks, unpatented inventions, techniques, discoveries, improvements, designs, patterns, logos, artwork, printing plates, trade secrets, know-how, industrial designs, formulae, processes, technical information, proprietary rights, customer lists, databases and non-public information and data, whether patentable or not, and the goodwill that may be associated with any trademarks, trademark licenses, trade names, assumed names, trademark applications, brand names and labels necessary or used or useful in the conduct or operation of the Business and any rights under licenses related to the foregoing, including, but not limited to, the names "IntelliFrame" and "Mapmaker";

         "Invention Assignments" shall have the meaning given to such term in
         Section 4.1(e) hereof;

         "Inventory" means all inventory, work in progress, raw materials, returned goods inventory, evaluation systems inventory, Products and/or Services being tested or evaluated by customers or prospective customers or other third parties, warranty returns inventory, service inventory, finished products, supplies, packaging and shipping containers and materials of the Seller (on-site, off-site and consigned) used in the Business as of the Closing Date as well as rights to all billed but unshipped inventory;

         "Leases" means those agreements to which the Corporation is a party set forth and described on Schedule 3.1(p) hereto;

         "Month Financial Statements" means the internally prepared financial statements of the Corporation including the balance sheet as at September 30, 1998 and a statement of profit and loss for the three (3) month period then ended and any notes thereto, a copy of which is attached hereto as a part of Schedule A;

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

         "Multiemployer Plan" shall have the meaning given to such term in
         Section 3.1(u) hereof;

         "Products and/or Services" means any and all products or services, which are prepared, developed, produced or sold or otherwise transferred or provided by the Corporation to any third party including, but not limited, versions of any language and all features, modifications, enhancements, derivative works, optional modules, add-ons and extensions thereof whether currently being marketed or in development (including beta test versions), and all obsolete and prior versions, all related programming technology, in both source and object code form, regardless of the state of development of any such technology, any other computer program containing a substantial portion of such source or object code, any tools and utilities and all development environments, intellectual property used to develop, upgrade or maintain the programs, and all documentation, drawings, specifications and technical data and other related technology.

         "Purchase Price" shall have the meaning given to such term in Article 2 hereof;

         "Purchased Shares" shall have the meaning given to such term in Article 2 hereof;

         "Purchaser" means Computer Network Technology Corporation, a Minnesota corporation;

         "Purchaser's Counsel" means Leonard, Street and Deinard, P.A.;

         "Seller(s)" means Scott G. Opitz, a resident of Pennsylvania and Aleksandr A. Elkin, a resident of Massachusetts;

         "Sellers' Counsel" means Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.;

         "Time of Closing" means the time on the Closing Date when the transactions contemplated hereby are consummated such that the Purchased Shares are appropriately transferred to Purchaser and that portion of the Purchase Price described in Section 2.2(a) has been paid to Seller.

         (b) All dollar amounts referred to in this agreement are in United States Dollars.

         (c) In this agreement, any reference to any event, change or effect being "material" with respect to any entity means any material event, change or effect related to the condition (financial or otherwise), properties, prospects or business of such entity.

1.2      Schedules

         The following Schedules are attached hereto and form part hereof:

         Schedule A- Financial Statements;
         Schedule 3.1(a) - Locations; Licenses and Permits

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

         Schedule 3.1(f) - Title;
         Schedule 3.1(n) - Taxes;
         Schedule 3.1(p) - Leases;
         Schedule 3.1(r) - Insurance;
         Schedule 3.1(s) - Contracts;
         Schedule 3.1(u) - Employee Benefits;
         Schedule 3.1(v) - Employees; Development Employees and Agents;
         Schedule 3.1(y) - Dividends;
         Schedule 3.1(z) - Liabilities to Employees;
         Schedule 3.1(aa) - Legal Proceedings;
         Schedule 3.1(bb) - Products Liability;
         Schedule 3.1(dd) - Intellectual Property;
         Schedule 3.1(ff) - Bank Accounts
         Schedule 3.1(gg) - Facilities and Equipment;
         Schedule 3.1(hh) - Corporate Policy; and
         Schedule 3.1(jj) - Accounts Receivable.


                                    ARTICLE 2
                               PURCHASE OF SHARES

2.1 Purchased Shares and Purchase Price. On the terms and subject to conditions hereof, the Sellers covenant and agree to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Sellers effective the Closing Date all of the issued and outstanding capital stock of the Corporation, which consists of twenty (20) shares of Common Stock ("Purchased Shares") free and clear of any mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands or other restriction whatsoever.

2.2 Purchase Price. The purchase price for the Purchased Shares to be paid by Purchaser (the "Purchase Price") shall be Two Million Dollars ($2,000,000.00). Subject to Purchaser's rights of offset herein contained, the Purchase Price shall be paid and satisfied in cash by wire transfer of certified funds to an account in the United States of America or by delivery of a certified or cashier's check as follows:

         (a) One Million dollars ($1,000,000.00) payable to Sellers pro rata in accordance with their present equity interests in the Corporation on January 4, 1999; and

         (b) One Million Dollars ($1,000,000.00) plus interest thereon accruing from the date hereof at the rate for 90 day Treasury Bills of the United States of America as published in the Wall Street Journal payable to the Seller's pro rata in accordance with their present equity interests in the Corporation on January 3, 2000.

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                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 Sellers' Representations and Warranties. The Sellers hereby, jointly and severally, represent and warrant as follows in this Section 3.1 and further acknowledge that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares.

         (a) Organization. The Corporation has been duly incorporated and organized and is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Corporation has the corporate power to own or lease its property and to carry on its business as such business is now being conducted. The Corporation is not required to be duly qualified as a corporation to do business in any jurisdiction other than the Commonwealth of Pennsylvania and the Commonwealth of Massachusetts, except to the extent that the failure to be so qualified would not have a material adverse effect on the Corporation. The Corporation has all licenses and permits in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it makes such licensing or permitting necessary. None of the aforementioned licenses or permits contains any burdensome, term, provision, condition or limitation which has or may have an adverse effect on the Corporation or the operation of the Business and none of such licenses or permits will require the consent of or the making of notice to a third party in order to remain effective following the Closing. Attached hereto as Schedule 3.1(a) is a list detailing (i) all locations where the Corporation has offices, carries on business or has assets, and (ii) all licenses and permits held by the Corporation.

         (b) No Violation. Except as disclosed on the Schedules hereto, the entering into of this agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms or provisions of the articles of incorporation or by-laws of the Corporation, the Contracts, the Leases or of any indenture or other agreement, written or oral, to which the Corporation or any Seller may be a party, or by which the any of their respective assets or properties may be bound. Except as contemplated herein, the entering into of this agreement and the transactions contemplated hereby will not result in the violation of any law applicable to any Seller, the Corporation or any of their respective assets or properties.

         (c) Binding Agreement. This agreement has been duly executed and delivered by the Sellers and is a valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms.

         (d) Capitalization. With respect to the capitalization of the
         Corporation:

                  (i) The authorized capital stock of the Corporation consists of One Thousand (1,000) shares of Common Stock of which only the Purchased Shares have been duly issued and are outstanding, and such Purchased Shares have been issued as fully paid and non-assessable shares, and not in violation of any pre-emptive

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                  rights, and are held ten (10) shares by Aleksandr A. Elkin and ten (10) shares by Scott G. Opitz;

                  (ii) All of the Purchased Shares are owned by the Sellers as the legal and beneficial owners of record, with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands or other restrictions whatsoever;

                  (iii) Other than this agreement, no person, firm or corporation has any agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase from any Seller of any of the Purchased Shares; and

                  (iv) No person, firm or corporation has any agreement or option or any right or privilege to subscribe for or otherwise acquire any shares of the capital stock or any other securities of the Corporation, whether by law, pre-emptive or contractual right, or any arrangement capable of becoming an agreement.

         (e) Other Assets. No Seller owns or has owned (either legally or beneficially), leases or has leased, or has or had any interest in or control of any property or assets used by or relating to the Corporation excepting only Purchased Shares.

         (f) Title. Other than as disclosed on Schedule 3.1(f) hereto, the Corporation owns its undertakings, assets and properties free and clear of any and all liens, claims, security interests, mortgages, easements, restrictions, charges and/or encumbrances whatsoever or howsoever arising. Except as disclosed on Schedule 3.1(f) hereto, the Corporation owns all of the assets and properties used or usable in the conduct of the Business.

         (g) Subsidiaries. The Corporation has no subsidiaries or interests in any other entity or person and there are no agreements of any nature to acquire any such subsidiary or interest in any other entity or person or to acquire or lease any other business operations.

         (h) Books and Records. The books and records of the Corporation fairly and correctly set out and disclose in all material respects the financial position of the Corporation as at the date this representation is made. Complete and accurate copies of all the books and records of the Corporation have been made available to the Purchaser and will be delivered at Closing. All material financial transactions of the Corporation have been accurately recorded in such books and records. The corporate records and minute books of the Corporation contain complete and accurate duly executed minutes of all meetings of the directors and shareholders of the Corporation held since the incorporation of the Corporation; provided, however, any actions of the Corporation either which were approved at meetings for which minutes are missing or which would normally require director and/or shareholder approval have been properly ratified and confirmed by appropriate actions by written consent of the directors and/or shareholders of the Corporation as are necessary and appropriate and as are contained in the minute

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         books of the Corporation or will be delivered to Purchaser at the
         Closing. The share certificate books, register of shareholders, and register of transfers of the Corporation are complete and accurate. The Sellers are the only individuals who have ever served as directors of the Corporation.

         (i) Financial Statements. Each of the Financial Statements (i) are based upon the books and records of the Corporation, (ii) reflect fairly and accurately the operations and financial condition of the Corporation for the periods or as of the dates indicated, and were prepared in accordance with generally accepted accounting principles, uniformly applied on a basis consistent with that of prior years or periods, (iii) contain and reflect all necessary adjustments and reserves for a fair and accurate presentation of the results of operations for the period covered by such Financial Statements. Notwithstanding the foregoing, the Monthly Financial Statements do not contain any reserve for taxes arising from the operation of the Business. Such Monthly Financial Statements do, however, reflect levels of cash and the Corporation presently has cash sufficient to pay for all taxes of the Corporation arising from the operation of the Business prior to the date hereof.

         (j) Liabilities. There are no liabilities of the Corporation of any kind whatsoever, whether or not accrued, whether or not determined or determinable, and whether or not contingent in respect of which the Corporation or the Purchaser may become liable on or after the consummation of the transactions contemplated by this agreement other than:

                  (i) liabilities disclosed on, reflected in or provided for in the Month Financial Statements;

                  (ii) liabilities expressly disclosed to in this agreement or in the Schedules attached hereto; or

                  (iii) liabilities arising in the ordinary course of business which will not have a material adverse effect on the Corporation, its Business, assets, financial condition or prospects.

         (k) Indebtedness. Except as disclosed in the Month Financial Statements, the Corporation does not have outstanding any bonds, debentures, mortgages, notes or other indebtedness and the Corporation is not a party to or bound by any agreement to create or issue any bonds, debentures, mortgages, notes or other indebtedness.

         (l) Certain Third Party Obligations. The Corporation is not a party to or bound by any agreement or guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities, contingent or otherwise, or indebtedness of any other person, firm or corporation.

         (m) Adverse Changes. From the date of the Annual Financial Statements there has not been any material adverse change in the financial conditions, prospects, assets or liabilities of the Corporation as the same existed as of the date of the Annual Financial Statements, except for changes resulting from operations and transactions in the ordinary

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         course of business; provided that any such latter changes do not, and no Seller has any reasonable basis to believe that any such latter changes will, adversely affect the financial condition or prospects of the Corporation. Since the dates of the Annual and Month Financial Statements (i) the Business has been carried on in the ordinary and normal course, (ii) there has been no transfer of the Corporation's assets (other than sales of inventory in the ordinary course of business), no increases or accelerations in payments of salary or bonuses to any officers, directors or employees (and no approvals of the same) no distributions of cash or assets of the Corporation to any shareholders (and no approvals of the same), and (iii) there has been no change in the business, operations, affairs or condition of the Corporation, financial or otherwise, arising as a result of any legislative or regulatory change, the termination or alteration of any agreement, the revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God or otherwise; except changes occurring in the ordinary course of business, which changes have not, and no Seller has any reasonable basis to believe any such changes will, adversely affect(ed) the organization, business, properties, prospects and financial condition of the Corporation.

         (n) Taxes. Except as disclosed on Schedule 3.1(n), the Corporation has duly and timely filed all tax returns required to be filed by it and has paid all taxes (including, without limitation, income, sales, goods and services, property, import, export, payroll and capital taxes) which are or were due and payable, and has paid all assessments and reassessments, and all other amounts payable by the Corporation. Installments have been made by the Corporation as required by law for taxes payable for the current period for which tax returns are not yet required to be filed. There are no agreements, waivers or other arrangements providing for an extension of time or for audits by the relevant authorities with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency with respect to, the Corporation. There are no actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority. The Corporation has withheld from each payment made to any of its officers, directors, former directors, and employees the amount of all taxes, including but not limited to income tax, and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving authorities within the time required under any applicable federal, state or local law or regulation.

         (o) Consignment Arrangements. The Corporation is not a party to any material conditional sales contract, hire-purchase agreement or other title retention agreement or any consignment agreement, agency agreement or other relationship whereby assets of the Corporation are in the possession of a third party.

         (p) Leases. The Corporation is not a party to or bound by any lease or agreement in the nature of a lease in regard to real or personal property, whether as lessor or lessee, except those Leases listed on
         Schedule 3.1(p) hereto, and each of such Leases is in good standing and in full force and effect without amendment thereto. All such Leases are in writing, copies of which have been provided to Purchaser. The Corporation is not, and to the knowledge of each Seller and the Corporation no other party is, in breach of any of the covenants, conditions or agreements contained in each such Lease and no Seller is aware of any proposed or ongoing capital expenditures relating to such leased property for which the Corporation may be liable to pay any part of the costs of such repair.

         (q) Use of Property. The uses to which the leased properties or equipment and real property referred to in subsection 3.1(p) have been and are being put have never breached and are not in breach of any statute, by-law, ordinance, regulation, covenant or restriction.

         (r) Insurance. Attached hereto as Schedule 3.1(r) is a true and complete schedule setting out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Corporation on its properties, assets, businesses or personnel at the date this representation is made. The Corporation is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion. There have been no substantial changes in the insurance described in Schedule 3.1(r) since December 31, 1997 and such insurance coverage will be continued in full force and effect to and including the Closing Date. Annexed hereto as part of Schedule 3.1(r) is a description of all personal insurance policies held by the Corporation in respect of its employees including named insureds, coverage amounts and beneficiaries.

         (s) Agreements. The Corporation does not have any outstanding Contracts, whether written or oral, of any nature or kind whatsoever except (i) those Contracts set out and described in Schedule 3.1(s) hereto; (ii) the Leases described in Schedule 3.1(p) hereto; (iii) the insurance policies described in Schedule 3.1(r) hereto; and (iv) the employment and benefit agreements described in Schedule 3.1(u) hereto. Each of the aforementioned Schedules respectively lists any and all consents or notices which must be obtained or made in order to avoid a termination or breach of or default under any such Contracts because of the transactions contemplated hereby.

         (t) Defaults. The Corporation is not, and to the knowledge of each Seller and the Corporation no other party is, in material default or material breach of any Contracts to which it is a party including, without limitation, computer software licenses and there exists to the knowledge of each Seller no state of facts which after notice or lapse of time or both would constitute such a default or breach, and all such contracts, agreements, indentures or other instruments are now in good standing and the Corporation is entitled to all benefits thereunder.

         (u) Benefit Plans. Schedule 3.1(u) hereto sets forth all stock purchase, stock option, deferred compensation, incentive compensation, severance or termination pay plans, agreements and arrangements and all "employee benefit plans", as defined in Section 3(3) of ERISA and all other employee fringe benefit and employee compensation arrangements, established, sponsored, maintained or offered by the Corporation or to which the Corporation contributed or is obligated to contribute thereunder for current or former employees of the Corporation or which are otherwise sponsored or maintained by third parties in an "affiliated service group" or "controlled group" in which the Corporation is a member as such terms are defined or otherwise utilized in ERISA or the Code (the "Corporation Plans"). Schedule 3.1(u) separately identifies each Corporation Plan which is a "multiemployer plan", as defined in Section 3(37) of ERISA ("Multiemployer Plan"). True, correct and complete copies of the following documents, with respect to each of the Corporation Plans, have been made available or delivered to Purchaser by the Sellers, (a) any plans and related trust documents, and amendments thereto; (b) the last three filed Forms 5500; (c) the last Internal Revenue Service determination letter, if applicable; and (d) summary plan descriptions. The Corporation is not and has never been a member of any "affiliated service group" or "controlled group" as such terms are defined or otherwise utilized in ERISA or the Code. With respect to the Corporation Plans and other arrangements of the Corporation pertaining to its employees:

                  (i) the Corporation Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto are exempt form federal income taxation under section 501 of the Code, and nothing has occurred with respect to the operation of the Corporation Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code which may result in a material adverse effect on the Corporation or the Business;

                  (ii) the Corporation Plans have been maintained in accordance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, except where the failure to so maintain would not result in a material adverse effect on the Corporation or the Business;

                  (iii) no plan or employment arrangement exists that could result in the payment by the Corporation to any current, former, or future director or employee of the Corporation of any money or other property rights or accelerate or provide any other rights or benefits to any such employee or director as a result of transactions contemplated by this Agreement, whether or not such payment, acceleration, or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered;

                  (iv) the Corporation does not have any employee who cannot be dismissed on not more than the notice required by common law or statute without further liability;

                  (v) no Corporation Plan continues any benefit to any employee or former employee of the Corporation other than continuation of health coverage to the extent required by Section 4980B of the Code and Part 6 of Subtitle B of Part I of

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                  ERISA (and comparable provisions of state law) or continuation of life insurance benefits to the extent required by state law ("Continuation Coverage"), and the Corporation has complied with all requirements relating to Continuation Coverage is not subject to any liability, penalty or tax in connection therewith;

                  (vi) no Corporation Plan is a defined benefit pension plan and neither the Corporation nor any member of any "affiliated service group" or "controlled group" as such terms are defined or otherwise utilized in ERISA or the Code has ever maintained or contributed to any defined benefit plan or Multiemployer Plan;

                  (vii) no leased employee, temporary employee, contingent employee, or independent contractor ("Contingent Worker") has a claim for benefits under any Corporation Plan, other than a claim under a Corporation Plan with respect to which the Corporation has recognized the Contingent Worker as a participant in said Corporation Plan; and

                  (viii) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any Corporation Plan or against the Corporation or any individual or other entity that may have a claim for indemnification against the Corporation with respect to any Corporation Plan or its assets.

                  As used herein "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and any and all regulations or rulings promulgated thereunder or arising therefrom and "Code" means the Internal Revenue Code of 1986, as amended from time to time and any and all regulations or rulings promulgated thereunder or arising therefrom.

         (v) Employees. Schedule 3.1(v) sets forth a true and complete list of the names of each employee of the Corporation, together with such person's position or function, annual base salary or wages and any incentive, bonus or other benefit arrangements with respect to such person. Schedule 3.1(v) also sets forth a true and complete list of any and all past or present employees and independent contractors who have ever provided services to the Corporation by assisting in the creation, development, marketing or maintenance of any items of Intellectual Property or Products and/or Services (the "Development Employees and Agents"); such list specifying which individuals were employees vs. independent contractors as well as the nature of the services provided by each such individual. The Corporation is not a party to, and there does not otherwise exist, any union, collective bargaining or similar agreement with respect to employees of the Corporation There has never been and there is not any actual or threatened, strike, work stoppage or work slowdown that has had or may have an adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Corporation. No unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five (5) years against the Corporation before any governmental or regulatory authority. No officer or employee of the Corporation is subject to any agreement with any other person or entity which requires such officer or employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer or employee from engaging in competitive activities or solicitation of customers. All officers, directors and employees of the Corporation are either citizens of the United States of America or have work visas permitting them to work in the United States of America under applicable immigration law into the foreseeable future; it being more specifically represented that (i) Aleksandr A. Elkin has a permanent work visa allowing him to permanently reside and work in the United States of America, and (ii) each of Aleksey Baykov and Vadim Gaponov have temporary work visas permitting them to reside and work in the United States of America until October 31, 2000 and July 12, 2001, respectively.

         (w) Payments. No payments have been made or authorized since December 31, 1997 by the Corporation to its current or former officers, directors, shareholders or employees or to any person or company not dealing at arm's length with any of the foregoing, except in the ordinary course of business and at the regular rates payable to them of salary, pension, bonuses, rents or other remuneration of any nature.

         (x) Related Party Indebtedness. The Corporation has no loans or indebtedness outstanding which have been made to or from directors, former directors, officers, shareholders and/or employees of the Corporation or to any person or corporation not dealing at arm's length with any of the foregoing.

         (y) Dividends. Except as disclosed on Schedule 3.1(y), the Corporation has not subsequent to December 31, 1997, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class. The Corporation has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class of its capital stock or agreed to do so.

         (z) Liabilities to Employees. All vacation pay, bonuses, commissions and other emoluments owed employees or agents of the Corporation are reflected and have been accrued in the books of account and Financial Statements of the Corporation or are disclosed on Schedule 3.1(z).

         (aa) Legal Matters. Except as disclosed in Schedule 3.1(aa), there are no actions, suits or proceedings (whether or not purportedly on behalf of the Corporation), pending or threatened against or affecting the Corporation or any Seller, at law or in equity, or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. No Seller is aware of any existing ground on which any such action, suit or proceeding might be threatened or commenced. At all times prior to the date hereof each of the Corporation and its Business has existed and been operated in full compliance with any and all applicable rules, laws and regulations, including, but not limited to the Occupational Health and Safety Act or similar state or local laws, rules or regulations governing workplace safety, any laws, rules or regulations pertaining to the protection of the environment or any laws, rules or regulations regarding employment and employment practices, terms and conditions of employment and wages and hours with respect to employees.

         (bb) Products Liability. Schedule 3.1(bb) lists all Products or Services provided or sold by the Corporation. Schedule 3.1(bb) hereto lists all product liability claims exceeding $5,000 in any one instance suffered or incurred by the Corporation in the past five (5) years from the date hereof. With the exception of warranties implied by applicable law, Schedule 3.1(bb) further sets forth (or lists any written contracts containing) any and all warranties or guarantees extended by the Corporation in connection with the provision or sale by it of any Products or Services. The amount of any liability incurred by the Corporation with respect to the provision or sale by it of any Products or Services, either individually or in the aggregate with other similar liabilities, does not exceed amounts specifically reserved for such liabilities on the Month Financial Statements. The Products and Services meet all specifications and standards set forth in the Corporation's written descriptions of the Products or Services and its representations and warranties made to any of its customers or distributors (express or implied, written or oral). Complete and accurate copies or written summaries of such descriptions or representations and warranties have been delivered to Purchaser.

         (cc) Exports. The Corporation (whether through the Business or otherwise) does not and has not ever exported any Products or Services from the United States to foreign countries.

         (dd) Intellectual Property. Schedule 3.1(dd) contains a correct and complete list of all licenses, contracts, agreements or understandings pursuant to which the Corporation has authorized any individual or entity to use any of the Intellectual Property pursuant to which the Corporation has granted a license with respect to the Intellectual Property and Schedule 3.1(dd) contains a complete list of all licenses, contracts, agreements or understandings pursuant to which the Corporation has licensed, acquired ownership or other rights which are included in the Intellectual Property. Schedule 3.1(dd) sets forth a complete list of domain names, patents, patent applications, trade marks, service marks, trade mark applications and copyright registrations. The Seller owns, possesses, or licenses and as of the Closing Date will own, possess, or license, all right, title and interest in and to the items of Intellectual Property that are required to conduct its businesses as now conducted without conflict with the rights of others. Except as set forth in Schedule 3.1(dd): (i) the Corporation has the right to use and market and to the knowledge of the Corporation, the sole and exclusive right to use and market, the Intellectual Property (including applications for any of the foregoing) used in connection with the Business, and none of the past or present employees, officers, directors or stockholders of the Corporation, or anyone else, has any rights with respect thereto; (ii) the consummation of the transactions contemplated hereby will not alter or impair any such rights; (iii) the Corporation has not received any notice or claim of infringement, misuse or misappropriation or any claim challenging or questioning the validity or effectiveness of any of the claims of Intellectual Property, and there is no valid basis for any such claim; and (iv) the Corporation is not liable, nor has it made any contract or arrangement whereby it may become liable, to any individual or entity for any royalty or other compensation for use of any of the items of Intellectual Property. Schedule 3.1(dd) includes the text of the Corporation's standard licenses for the Intellectual Property and no material variations have been made to such form. The Corporation has not granted any person, firm or entity any exclusive right to distribute its products in any territory or the exclusive right to use any of the products.

         (ee) Inventory. The Inventory is, except to the extent of reserves therefore in the Financial Statements, salable or usable in the normal course of the Business.

         (ff) Bank Accounts. Attached hereto as Schedule 3.1(ff) is a true and complete list showing the name of each bank, trust company or similar institution in which the Corporation has accounts or safety deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

         (gg) Facilities and Equipment. All facilities, equipment and furniture owned or used by the Corporation in connection with the Business are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. A complete and accurate listing of such facilities, equipment and furniture is set forth on
         Schedule 3.1(gg) hereto.

         (hh) Corporate Policy. Schedule 3.1(hh) hereto sets out a description of all corporate policy manuals or similar materials of the Corporation; copies of which have all been provided to the Purchaser.

         (ii) Year 2000 Compliance. None of the Products or Services produced, developed, prepared, sold, licensed, rendered, or otherwise provided by the Corporation in the conduct of the business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (A) date-related data in connection with any valid date in the twentieth and twenty-first centuries or (B) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

         (jj) Accounts Receivable, Installment Receivables, and Accounts Payable. All accounts receivable of the Corporation, whether or not reflected on the Financial Statements, represent sales actually made or leases entered into in the ordinary course of business or valid claims as to which full performance has been rendered and such accounts receivable are fully collectible. Except to the extent reserved against on the Financial Statements and as set forth Schedule 3.1(jj), no counterclaims or offsetting claims with respect to any such accounts receivable are pending or, to the knowledge of the Sellers, threatened. Listed on Schedule 3.1(jj) is a true and correct listing of all accounts receivable of the Corporation (including the consolidated aging thereon) and no material change has occurred since the date of preparation, except in the ordinary course of business. The accounts payable of the Seller reflected on the Financial Statements arose, or will arise, from bona fide transactions in the ordinary course of business, and all such accounts payable either have been paid, are not yet due and payable under the Corporation's payment policies and procedures or are being contested by the Corporation in good faith. Listed on Schedule 3.1(jj) is a is true and correct listing of all accounts payable of the Corporation and no material change has occurred since that date, except in the ordinary course of business.

         (kk) Continuation of Business. Except as set forth on Schedule 3.1(kk), assets owned by the Corporation and those leased to the Corporation as described in the Schedules hereto are sufficient for the continued operation of the Corporation's business by Purchaser (without further capital expenditure) following the Closing in the same manner as the Corporation has operated such business in the past. Neither the Sellers nor the Corporation have any knowledge that any customer, supplier or distributor of the Corporation intends to cease doing business with the Corporation either because of the transactions contemplated hereby or for any other reason. There are no outstanding disputes with any customer, supplier or distributor of the Corporation. All of the Corporation's products perform in accordance with the written descriptions of such products provided to customers and distributors.

         (ll) Status of Contracted Deliverable. The Sellers know of no circumstances which would delay the Corporation in properly performing and completing all of its duties and obligations under the Deliverable Agreement in a timely fashion if such Deliverable Agreement were not being terminated in connection with the transactions contemplated hereby.

         (mm) Complete Disclosure. All information relating to the Corporation or the Business of the Corporation which is known, or which on reasonable inquiry ought to be known, to the Corporation or any Seller and which would materially affect a purchaser for value of, or subscriber for shares in the Corporation has been disclosed to the Purchaser. Neither Seller nor the Corporation has any information or knowledge of any facts relating to the Business or to the Purchased Shares, which if known to the Purchaser, might be reasonably expected to deter the Purchaser from completing the transactions contemplated herein.

3.2 Purchaser's Representations and Warranties. The Purchaser hereby represents and warrants as follows in this Section 3.2 and acknowledges that the Sellers are relying upon such representations and warranties in connection with the sale by the Sellers of the Purchased Shares.

         (a) Organization. The Purchaser has been duly incorporated and organized and is validly existing and in good standing under the laws of the State of Minnesota. The Purchaser has the corporate power to own or lease its property and to carry on its business as now being conducted by it. The Purchaser is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of its business conducted by it or the property owned or leased by it makes such qualification necessary.

         (b) Binding Agreement. This agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms.

         (c) No Violation. The performance by Purchaser of its obligations under this agreement will not result in a violation of any law or regulation applicable to the Purchaser.

         (d) Authority. The Purchaser has all requisite corporate power and authority to acquire the Purchased Shares and to execute and deliver this Agreement.


                                    ARTICLE 4
                       ADDITIONAL COVENANTS AND AGREEMENTS

4.1 Sellers' Covenants. The Sellers, jointly and severally, hereby covenant and agree with the Purchaser that, unless otherwise requested in writing by the Purchaser or the Purchaser's Counsel, at or up to the Time of Closing they will do or will cause to be done by the Corporation the following things:

         (a) Due Diligence. Permit the Purchaser, prior to the Closing Date, through its representatives, to make such investigation of the properties and assets of the Corporation and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such properties, assets and other matters. Such investigation shall not in any way affect or mitigate each Seller's covenants, representations and warranties hereunder or the Purchaser's right to rely thereon, which shall all continue in full force and effect as provided in Article 6. The Purchaser and its representatives will be permitted to have, after the date of execution hereof, full access to the Business premises and the Corporation's employees, customers and suppliers and the Sellers agree that they shall ensure that the Corporation shall produce the following documents of the Corporation for inspection by the Purchaser and/or its representatives:

                  all leases, licenses, contracts, title documents, insurance policies, pension plans, guarantees, lists of salaries, management contracts, documents relating to pending law suits, if any, deeds and title papers, all minute books, share certificate books, share registers and other corporate documents, including the constituting documents of the Corporation, and all books, records, accounts, financial statements, tax returns, tax credit results and all other data which in the opinion of the Purchaser or its representatives are required to make an examination of the Corporation and the Business.

         (b) Operation of Business. Continue to operate the Business in the usual and ordinary course; such duty to include, but not necessarily be limited to, specifically taking and/or causing the Corporation to take the following actions:

                  (i) continue to maintain in full force and effect all policies of insurance now in effect or renewals thereof and to give all notices and present all claims under all policies of insurance in due and timely fashion.

                  (ii) cause the Corporation to duly and timely file all tax returns required to be filed by it and (subject to any defense asserted in good faith that the same are not due and owing by the Corporation which may be made by the Sellers at their sole cost and expense) to promptly pay all taxes, assessments and governmental charges which are due and owing to any governmental authority; cause the Corporation not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency;

                  (iii) make no changes affecting the banking and safety deposit arrangements referred to in Article 3 and open no new bank accounts or safe deposit boxes or grant any new powers of attorney except with the prior written consent of the Purchaser;

                  (iv) use best efforts to ensure that any and all agreements or arrangements of the Corporation with its suppliers, customers and distributors and others having business relations with it shall remain in full force and effect up to and following the Time of Closing;

                  (v) ensure that the Corporation performs its obligations under its contracts and agreements and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course which are not otherwise prohibited by the terms and conditions of this agreement or which would cause any of the representations and warranties herein to be false;

                  (vi) make no changes to nor amend the articles of incorporation or bylaws of the Corporation;

                  (vii) not enter into, modify or extend in any manner the terms of any Corporation Plan or any contract with an employee or either Seller nor grant any increase in the compensation of officers, directors or employees, whether or not hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

                  (viii) not terminate the employment of any employee;

                  (ix) use best efforts to continue to collect accounts receivable of the Corporation and pay the accounts payable of the Corporation in the ordinary course of business;

                  (x) not (a) create, incur or assume any debt, (b) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity, (c) make a loan to any other person or entity, (d) make any capital contribution to, or investments in, any other person or entity, or (e) make any capital expenditure without the prior written consent of the Purchaser;

                  (xi) not change in any manner the authorized capital stock of the Corporation, and, in particular, ensure that no further securities (or rights to acquire the same) shall be created or issued or granted;

                  (xii) not declare or set aside for payment any dividend or other distribution in respect of its capital stock or any other securities and not allow the Corporation or any Seller to redeem, purchase or otherwise acquire any share of the capital stock or any other securities of any other Seller or the Corporation or any rights or obligations convertible or exchangeable for any shares of the capital stock or any other securities of the Corporation or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe for any of the foregoing;

                  (xiii) not sell, transfer or assign any assets or properties of the Corporation other than sales of inventory made in the ordinary course of business and to maintain the Intellectual Property in tact; and

                  (xiv) use best efforts to (a) preserve and maintain the goodwill of the Corporation, (b) preserve intact the corporate existence and business organization of the Corporation, and
                  (c) keep the employees of the Corporation available to the Purchaser following the Closing Date.

         (c) take all necessary steps and proceedings as approved by the Purchaser's Counsel to permit all of the Purchased Shares to be duly and regularly transferred to the Purchaser.

         (d) cause all of the directors and officers of the Corporation to resign or be removed in favor of nominees of the Purchaser, such resignations or removals to be effective as at the Time of Closing

         (e) cause all Development Employees and Agents of the Corporation to execute and deliver invention assignments in a form acceptable to Purchaser in its sole discretion (the "Invention Assignments");

         (f) each of the Sellers shall enter into and execute an Employment Agreement with the Corporation in a form satisfactory to Purchaser (the "Employment Agreements"), such Employment Agreements to contain noncompetition and confidentiality provisions without which the Sellers acknowledge Purchaser would not enter into this agreement or the transactions contemplated hereby;

         (g) [Intentionally Omitted]

         (h) execute and deliver an appropriate termination of any shareholders agreement pertaining to the Corporation in a form reasonably acceptable to Purchaser.

         (i) use best efforts to obtain those consents and make those notices to third parties which are required in connection with the transactions contemplated by this agreement; and

         (j) use best efforts to satisfy the conditions to the Purchasers obligations to close the transactions contemplated by this agreement as set forth in Article 6 hereof.

4.2 Purchaser's Right of Offset. Any amount for which any Seller is liable hereunder or pursuant hereto, whether for an indemnification claim or otherwise (including any costs related thereto for which any Seller is responsible), may at Purchaser's option be setoff against any payments due from Purchaser or its affiliates to any Seller pursuant to any agreement, instrument or document, including but not limited to this agreement. Neither the exercise of nor the failure to exercise such setoff right shall constitute an election of remedies nor limit Purchaser or its affiliates in any manner in the enforcement of any other remedies available to any of them.

4.3 Certain Matters With Respect to Employees. Subject to the terms and conditions of the Employment Agreements, following the consummation of the transactions contemplated hereby the Purchaser hereby agrees that all employees of the Corporation which it retains shall maintain their initial hire date with the Corporation for the purposes of determining their eligibility of any benefits programs which the Purchaser may implement for the Corporation. The Purchaser hereby acknowledges that following the Closing it presently intends to retain within the Corporation all present employees of the Corporation. Subject to the provisions of the Employment Agreements, the Purchaser (and the Corporation) shall be under no obligation, however, to maintain the employment of any employee of the Corporation following the Closing.

4.4 Termination of Deliverable Agreement. In connection with the Closing, the Deliverable Agreement shall be terminated so that it is of no further force or effect.


                                    ARTICLE 5
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 Survival. The representations and warranties of each of the parties contained in this agreement and contained in any document or certificate given pursuant hereto as well as the right of the other party to rely thereon shall survive until July 1, 2000; provided, however, (i) the representations and warranties of Sellers contained in Sections 3.1(a), (c), (d-g), (n), (aa), (dd) and, solely with respect to the provision of a "Star Framework" Product at Mercedes, (ii), and the right of Purchaser to reply thereon shall survive the Time of Closing until the expiration of any applicable statutes of limitation relating to the subject matter of such representations and warranties, and (ii) the right of a party to obtain indemnification or other relief permitted hereunder by making a claim with respect to any representation or warranty shall be extended until such claim has been finally resolved and, if applicable, paid in full so long as the claim has been appropriately commenced by the provision of notice to the other party prior to the expiration of the effectiveness of the applicable representation and warranty.

                                    ARTICLE 6
                              CONDITIONS OF CLOSING

6.1 Purchaser's Conditions. The obligation of the Purchaser to purchase the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled and/or performed at or prior to the Time of Closing:

         (a) the covenants, representations and warranties of the Sellers contained in this agreement or in any Schedule hereto or certificate or other document delivered to the Purchaser pursuant hereto shall be true and correct as of and shall have been remade by the Sellers at the Time of Closing with the same force and effect as when they were made upon the full execution of this agreement and regardless of the date as of which the information in this agreement or any such Schedule or certificate or document is given. The Purchaser shall have received at the Time of Closing a certificate of each Seller dated the Closing Date, in form satisfactory to Purchaser's Counsel, to the effect that such covenants, representations and warranties referred to above are remade as of the Closing Date with the same force and effect as when they were made upon the full execution of this agreement and regardless of the date as of which the information in this agreement or in any Schedule hereto or certificate or other document delivered to Purchaser pursuant hereto was given; provided that the acceptance of such certificate and the closing of the transactions contemplated herein provided for shall not be a waiver of the covenants, representations and warranties contained herein or in any Schedule hereto or in any certificate or document given pursuant to this agreement or in the certificate under this subsection (a), which covenants, representations and warranties shall continue in full force and effect as provided in
         Article 5;

         (b) the Sellers shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it and, where applicable, shall have supplied the Purchaser with satisfactory evidence of such compliance;

         (c) [Intentionally Omitted];

         (d) at the Closing Date, there shall have been no material adverse change in the affairs, assets, liabilities, financial condition, prospects or business (financial or otherwise) of the Corporation since the date of the Month Financial Statements other than with respect to corporate taxes payable as contemplated herein;

         (e) no substantial damage by fire or other hazard to the physical assets of the Corporation shall have occurred prior to the Time of Closing (whether or not covered by insurance);

         (f) no legislation (whether by statute, by-law, regulation or otherwise) shall have been enacted or introduced which, in the opinion of the Purchaser, adversely affects or may adversely affect the operations and Business of the Corporation;

         (g) [Intentionally Omitted];

         (h) the Sellers shall have provided the Purchaser with evidence satisfactory to the Purchaser of the obtaining of consents from and of the making of notice to any third parties as may be required in connection with the transactions contemplated hereby;

         (i) at or prior to the Time of Closing the Purchaser shall have received assurances satisfactory to Purchaser in its sole discretion that all liens and encumbrances on the assets and properties of the Corporation, other than items designated as a "permitted encumbrances" on Schedule 3.1(f) hereto shall have been released;

         (j) at the Time of Closing on the Closing Date, upon fulfillment of all of the other conditions set out in this Article 6 which have not been waived in writing by the applicable party, the Sellers shall deliver to the Purchaser:

                  (i) certificates respecting all the Purchased Shares duly endorsed for transfer to the Purchaser and will cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser on the books and records of the Corporation;

                  (ii) good standing certificates and tax goods standing certificates for the Corporation from the Commonwealth of Pennsylvania as well as evidence reasonably satisfactory to Purchaser that the Corporation has submitted or is prepared to submit the materials necessary to become qualified to do business in the Commonwealth of Massachusetts;

                  (iii) certified copies of the articles of incorporation and by-laws of the Corporation;

                  (iv) an opinion of Sellers' Counsel reasonably satisfactory to Purchaser's counsel;

                  (v) copies of all Leases and Contracts not previously delivered to Purchaser;

                  (vi) resignations and releases of all directors and officers of the Corporation in forms acceptable to Purchaser;

                  (vii) the corporate seals of the Corporation and all corporate records and books of account of the Corporation, including without limiting the generality of the foregoing, the minute books, share register books, share certificate books and annual reports; and

                  (viii) Invention Assignments executed by each of the Development Employees and Agents of the Corporation;

                  (ix) The Employment Agreements executed by each of the Sellers and Purchaser's standard "work for hire" and confidentiality agreements executed by each of Aleksey Baykov and Vadim Gaponov;

                  (x) an appropriate termination of any shareholders agreement of the Corporation in a form reasonably acceptable to Purchaser;

6.2 Failure of Conditions. In case any of the foregoing conditions shall not be fulfilled and/or performed at or before the Closing Date, the Purchaser may rescind this agreement by notice to the Sellers in such event the Purchaser shall be released from all obligations hereunder, provided that any of the said conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions, any such waiver to be binding on the Purchaser only if the same is in writing.

6.3 Sellers' Conditions. The sale and purchase of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Sellers to be fulfilled and/or performed at or prior to the Time of Closing:

         (a) the covenants, representations and warranties of the Purchaser contained in this agreement or in any Schedule hereto or certificate or other document delivered to the Sellers pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as though such covenants, representations and warranties had been made on and as of such date, regardless of the date as of which the information in this agreement or any such Schedule or certificate or document is given, and the Sellers shall have received at the Time of Closing on the Closing Date a certificate of an officer of the Purchaser dated the Closing Date, in form satisfactory to Sellers' Counsel, to the effect that such covenants, representations and warranties referred to above are true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date; provided that the acceptance of such certificate and the closing of the transaction herein provided for shall not be a waiver of the covenants, representations and warranties contained herein or in any Schedule hereto or in any certificate or document given pursuant to this agreement or in the certificate under this subsection (b), which covenants, representations and warranties shall continue in full force and effect as provided in Article 5; and

         (b) the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it and, where applicable, shall have supplied the Sellers with reasonably satisfactory evidence of such compliance.

6.4 Failure of Conditions. In case any of the foregoing conditions shall not be fulfilled and/or performed at or before the Closing Date, the Sellers may rescind this agreement by notice to the Purchaser and in such event the Sellers shall be released from all obligations hereunder; provided that any of the said conditions may be waived in whole or in part by the Sellers without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions, any such waiver to be binding on the Sellers only if the same is in writing.

                                    ARTICLE 7
                                     CLOSING

7.1 Closing. The closing shall take place at 10:00 a.m. Central Standard Time (or such other time agreed to by the parties) on December 3, 1998 at the offices of Leonard, Street and Deinard, P.A., 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402.


                                    ARTICLE 8
                     BROKERS, FINDERS AND INVESTMENT BANKERS

8.1 Brokers, Finders and Investment Bankers. The Sellers hereby, jointly and severally, represent and warrant that no Seller nor the Corporation has employed or retained any broker, finder or investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees or other similar fees in connection with the transactions contemplated herein.


                                    ARTICLE 9
                                     NOTICES

9.1 Notices. All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when
(i) personally delivered, (ii) when forwarded by Federal Express, Airborne or another private carrier which maintains records showing delivery information,
(iii) when sent via facsimile transmission but only if a written or facsimile acknowledge of receipt is received by the sending party, or (iv) when placed in the United States mail and forwarded by Registered or Certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given at the following addresses:

IF TO SELLERS:               Scott G. Opitz
                             411 Mews Drive
                             Sellersville, PA 18960

                             Aleksandr A. Elkin
                             8 Ethan Allen Drive
                             Acton, Massachusetts 01720
      with a copy to:   Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.
                             One Financial Center
                             Boston, MA 02111
                             Attn:  Richard R. Kelly, Esq.

IF TO PURCHASER:             Computer Network Technology Corporation
                             605 North Highway 169, Suite 800
                             Minneapolis, MN 55441
                             Attn: Gregory T. Barnum

      with a copy to:   Leonard, Street and Deinard, P.A.
                             150 South Fifth Street
                             Suite 2300
                             Minneapolis, Minnesota 55402
                             Attn: Morris M. Sherman, Esq.


                                   ARTICLE 10
                           INDEMNIFICATION BY SELLERS

10.1 Agreement by the Sellers. The Sellers, jointly and severally, agree that they will indemnify and hold Purchaser and its affiliates harmless in respect of the aggregate of all indemnifiable damages of the Purchaser and such affiliates. For this purpose, "indemnifiable damages" of the Purchaser and its affiliates means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by the Purchaser and its affiliates (i) resulting from any inaccurate representation or warranty made by any Seller in or pursuant to this agreement,
(ii) resulting from any default in the performance of any of the covenants or agreements made by a Seller in this agreement, or (iii) liabilities not fully disclosed to Purchaser on the Schedules hereto arising out of the existence or operation of the Business prior to the Time of Closing, (including without limitation undisclosed liabilities arising out of the Corporation's employment of its employees or the termination of such employment prior to the Time of Closing, undisclosed liabilities with respect to Products or Services conducted, prepared, delivered or sold prior to the Closing regardless of whether such liabilities arise pursuant to a warranty extended to a customer or otherwise, and undisclosed liabilities for taxes of the Corporation accruing for periods or pertaining to income earned prior to the Time of Closing). Without limiting the generality of the foregoing, with respect to the measurement of "indemnifiable damages", the Purchaser and its affiliates shall have the right to be put in the same financial position as they would have been in had each of the representations and warranties of the Sellers been true and correct and had each of the covenants of the Sellers been performed in full; provided, however, that Purchaser and its affiliates shall not be entitled to recover any consequential or other indirect damages they suffer.

         With respect to any claim for indemnification made by Purchaser or its affiliates hereunder, the Purchaser or its affiliates may thereupon seek to recover by any legal means either directly from the Sellers or pursuant to offsets under Section 4.2. Nothing in the preceding sentence shall prevent the Purchaser or its affiliates from obtaining equitable relief in an appropriate case. The Purchaser agrees to use its best efforts to give prompt written notice to the Sellers of each claim for indemnifiable damages which it believes it has suffered; provided, however, that no delay in the giving of such notice shall affect the rights of the Purchaser to recover indemnifiable damages hereunder.

10.2 Limitation on Recovery. Notwithstanding any other provision of this Agreement, the Sellers shall not be liable to Purchaser or its affiliates for any breach of the representations and warranties of Sellers contained herein unless and until the indemnifiable damages of Purchaser and its affiliates total Twenty Thousand Dollars ($20,000.00) in the aggregate, at which time Sellers shall be liable in full for all such indemnifiable damages and all further indemnifiable damages beyond such amount.


                                   ARTICLE 11
                                  MISCELLANEOUS


11.1 Merger Clause. This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

11.2 Amendments. No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by each of the parties hereto individually or by its duly authorized officers, as the case may be.

11.3 Benefits and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

11.4 Captions. The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

11.5 Governing Law. This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of Minnesota without regard for choice of law rules.

11.6 Schedules. All the Schedules to this Agreement are incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.

11.7 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.

11.9 Assignment. No party hereto may assign or delegate any of its rights, interests, duties or obligations hereunder without the prior written consent of all the other parties hereto; provided that the Purchaser may assign or delegate any of its rights, interests, duties or obligations hereunder without obtaining the Sellers' consent to any entity which controls or is controlled by or is under common control with the Purchaser.

11.10 Fees, Expenses and Taxes. Purchaser hereby agrees to a limit of Twenty Thousand Dollars ($20,000.00) in the aggregate that Purchaser shall pay (i) any and all sales or use taxes which are payable on the transfer of the Purchased Shares from the Sellers to the Purchaser hereunder, and (ii) the legal fees of the Sellers needed to complete the transactions contemplated hereby. Except as otherwise specifically contemplated elsewhere herein, each party hereto shall pay its own costs and expenses which arise from this agreement and the transactions contemplated herein. To the extent such amounts are not paid by Purchaser in accordance with this Section 11.10, the Sellers hereby, jointly and severally, agree that they shall be responsible for and pay any and all sales or use taxes which are payable on the transfer of the Purchased Shares from the Sellers to the Purchaser hereunder. Except to the extent of cash presently available in the Corporation at the Time of Closing, the Sellers hereby further, jointly and severally, agree that they shall be responsible for and pay any and all tax liabilities which pertain to the existence and/or operation of the Corporation for all periods prior to the Time of Closing and shall cooperate with the Purchaser in the preparation and filing of any tax returns which pertain to such taxes. Such obligation shall include, but not be limited to, the preparation and filing of tax returns and payment of all franchise taxes or similar fees owed to the Commonwealth of Massachusetts in connection with the qualification of the Corporation to do business in such state. Any failure of Seller's to satisfy their obligations under this Section 11.10 shall not be subject to any limitations set forth in Section 10.2 hereof.

11.11 Confidentiality. Except to the extent otherwise required by law the Sellers hereby agree that they shall keep the terms and conditions of this agreement and the transactions contemplated hereby fully confidential.

11.12 Exclusivity. The Sellers do hereby covenant and agree that pending the Closing they shall not enter and shall cause the Corporation to refrain from entering into any negotiations or agreements pertaining to the sale or transfer of the Purchased Shares, the sale or transfer of a substantial portion of the Corporation's assets or any merger or other business combination of the Corporation with another entity.

11.13 Affiliates. As used in this agreement references to "affiliates" of the Purchaser shall include any entity (including but not limited to the Corporation) which controls, is controlled by or is under common control with the Purchaser and shall also include any officers, directors or employees of such entities.

                                   ARTICLE 12
                                   ARBITRATION

12.1     Arbitration of Disputes.

         (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this agreement, the breach, termination or validity hereof (including without limitation with respect to any claim for indemnification pursuant to Article 10 hereof) promptly by negotiation between the representatives of Purchaser and the Sellers who have authority to settle the controversy. Either Purchaser or the Sellers may give to the other party written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position and the name and title of the representatives who will represent the parties. Within ten (10) business days of the delivery of the Notice of Dispute, the representatives of Purchaser and the Sellers shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information by one party to the other shall be honored.

         (b) If a dispute has not been resolved by negotiation as provided in paragraph (a) above within fifteen (15) days of the date of the Notice of Dispute, then either party may initiate mediation under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, and the parties shall endeavor to settle such dispute by such mediation. The neutral third party mediator shall be selected by CPR from the CPR panel of neutrals (in accordance with any criteria upon which the parties have been able to agree).

         (c) Any controversy or claim arising out of or relating to this agreement, the breach, termination or validity hereof, or the transactions contemplated herein (including without limitation with respect to any claim for indemnification pursuant to Article 10 hereof), if not settled by negotiation or mediation as provided in paragraphs (a) and (b) above, shall be settled by arbitration in Minneapolis, Minnesota in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators. Either party may initiate arbitration thirty (30) days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation or mediation, or sooner if the other party fails to participate in negotiation or mediation in accordance with paragraphs (a) and (b) above. The parties shall each use their best efforts so that any arbitration which is initiated shall be concluded within thirty (30) days. The three arbitrators shall be appointed by CPR from the CPR panel of neutrals (in accordance with any criteria upon which the parties have been able to agree). In any such arbitration, each of the parties hereto shall pay its own costs and expenses and the fees, costs and expenses of the arbitrators shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. S. 1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered by any court having jurisdiction thereof and may include equitable relief. The parties hereby submit to the jurisdiction of any court (State or Federal) located in the City of Minneapolis, Minnesota for the enforcement of any awards granted in arbitration.


                            [SIGNATURES ON NEXT PAGE]

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

         IN WITNESS WHEREOF, Sellers and Purchaser have each caused this agreement to be appropriately executed all as of the day and year first above written.

                                     SELLERS:
                                     --------


                                     -------------------------------------------
                                     Scott G. Opitz


                                     -------------------------------------------
                                     Aleksandr A. Elkin



                                     PURCHASER:
                                     ----------

                                     COMPUTER NETWORK TECHNOLOGY CORPORATION


                                     By:
                                        ----------------------------------------
                                     Name/Title:
                                                --------------------------------

                                       30